Exhibit 99.1

Fellazo Inc. Announces Pricing of $50 Million Initial Public Offering

NEW YORK, July 24, 2019 (GLOBE NEWSWIRE) -- Fellazo Inc. (NASDAQ: FLLCU, the “Company”) announced today that it has priced its initial public offering of 5,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “FLLCU” beginning Thursday, July 25, 2019. Each unit consists of one ordinary share, one warrant to purchase one-half of one ordinary share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on NASDAQ under the symbols “FLLC,” “FLLCW,” and “FLLCR,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 750,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on July 29, 2019, subject to customary closing conditions.

Maxim Group LLC acted as sole book running manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on July 24, 2019. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fellazo Inc.

Fellazo Inc. is a newly incorporated blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although we are not limited to a particular industry or geographic region for purposes of consummating an initial business combination, we intend to focus on businesses in the health food and supplement sector that have their primary operations in Asia.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:
Nicholas Wong
Chief Executive Officer
Fellazo Inc.
nicholas.wong@fellazo-inc.com